Exhibit 99.2

ROUNDY’S, INC. DECLARES QUARTERLY DIVIDEND

MILWAUKEE – May 17, 2012 – Roundy’s, Inc. (“Roundy’s” or the “Company”) (NYSE: RNDY), a leading grocer in the Midwest, today announced that its Board of Directors has approved the payment of a quarterly cash dividend.

The quarterly cash dividend of $0.23 per share will be paid on June 5, 2012, to stockholders of record as of the close of business on May 29, 2012.

“The payment of a quarterly dividend reflects our financial strength and commitment to increasing shareholder value,” said Robert Mariano, Roundy’s chairman, president and chief executive officer. “With a history of generating consistently strong cash flow, we are in a position to continue to strategically grow our store base and return excess capital to our shareholders.”

Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 159 retail grocery stores and 98 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s Fresh Market retail banners in Wisconsin, Minnesota and Illinois.

Forward-Looking Statements

This release contains forward-looking statements about Roundy’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in Roundy’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect cost of capital and ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in Roundy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Contact:

Katie Turner

ICR

katie.turner@icrinc.com